Exhibit 10.1

TREMOR VIDEO, INC.

53 West 23rd Street

New York, New York 10010

March 25, 2015

Todd Sloan

Tremor Video, Inc.

53 W. 23rd Street

New York, NY 10010

Dear Todd:

This letter (the “Agreement”) confirms the agreement between you and Tremor Video, Inc. (the “Company”) regarding your continued employment with the Company.

1.                                      Transition Period.  Subject to your compliance with the terms of this Agreement and section 10 below, your employment with the Company will terminate on July 1, 2015 (your date of termination, the “Separation Date”).  You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities.  During the period beginning on the date of this Agreement and ending on May 31, 2015 (the “First Transition Period”), in addition to working with the Company to ensure the smooth transition of your responsibilities, you shall continue to serve as the Company’s Chief Financial Officer and perform all duties normally associated with such position.  During the First Transition Period, you will work at the Company’s offices during normal business hours unless otherwise directed by the Company.  During the period beginning on June 1, 2015 and ending on the Separation Date (the “Second Transition Period”), you agree to provide advisory services to the Company by making yourself reasonably available during regular business hours to provide, from time to time, the benefit of your experience and insight regarding various Company-related matters.  During the Second Transition Period, you may work remotely but will be available at the Company’s offices during normal business hours as reasonably required to provide such advisory services and subject to reasonable notice by the Company.  During the period beginning on July 2, 2015 and ending on August 15, 2015 (the “Third Transition Period”), you agree to provide advisory services to the Company by making yourself reasonably available during regular business hours to provide, from time to time, the benefit of your experience and insight regarding various Company-related matters through informal telephone and email communications; provided, however, that if you are employed by or otherwise rendering services to another business during this period then such services may be provided to the Company at such times that do not interfere with your other business obligations or commitment.  You and the Company agree that effective as of the date you sign this Agreement, you have resigned as a director from all of the Company’s subsidiaries for which you serve as a director.  Further, you agree that on the Separation Date or earlier if so requested by the Company you will return to the Company any and all Company property in your possession, including, but not limited, to documents in hard copy or electronically stored.

Notwithstanding the foregoing, or anything herein to the contrary, the parties agree that you may terminate your employment during the period between June 15, 2015 and July 1, 2015.  In such event, (i) the term the “Separation Date” shall thereafter mean the date on which your employment terminates, (ii) your obligations to the Company during the remainder of the Second Transition Period shall be the same as your obligations to the Company during the Third Transition Period, and (iii) you will continue to be entitled to the payments and benefits set forth in paragraphs 3, 4, 5, 7, and 8 of this Agreement in accordance with the terms thereof.

2.                                      Salary Through Separation Date.  Subject to your continued employment through the Separation Date, the Company will continue to pay you, in accordance with the Company’s standard payroll procedures, your base salary through and including the Separation Date (less all applicable withholding taxes and other deductions) and you shall remain eligible to participate in the Company’s benefit plans.

3.                                      Transition Bonus.  Although you otherwise would not have been entitled to receive a transition bonus, if you comply with the terms of this Agreement through the Separation Date, including, without limitation, performing all services contemplated under the First Transition Period and Second Transition Period, the Company will make a one-time transition payment to you of $157,500.00, less all applicable withholding taxes and other deductions (the “Transition Bonus”).  The Transition Bonus, if earned, shall be paid within three (3) business days after the date on which Release 2 (defined below) becomes effective.

4.                                      Severance Payments.  Subject to your compliance with the terms of this Agreement, the Company will also provide you with severance in the form of the continuation of payments at your base salary rate, less all applicable taxes and other deductions, from the Separation Date through and including the date that is six months from the Separation Date (the “Severance Period”).  The severance payments described herein will be paid in accordance with the Company’s standard payroll procedures and will commence with the Company’s first regularly scheduled payroll following the 30th day after the Separation Date (or, if such day is not a business day, on the first business day thereafter) and once they commence will be retroactive to the Separation Date.

5.                                      Bonus. Subject to your compliance with the terms of this Agreement, the Company will also pay to you a bonus equal to $63,000 (the “2015 Bonus”).  The 2015 Bonus will be paid within three (3) business days after the date on which Release 2 becomes effective.  Except as described above, you will not be eligible to receive a bonus in connection with 2015 performance.

6.                                      Release.  In consideration for the Company’s agreements set forth herein, and in order to receive the benefits hereunder, including, but not limited to, continued salary, the severance payments, the 2015 Bonus, the Transition Bonus, the equity and COBRA benefits set forth below in sections 7 and 8, you agree that you will execute and allow to become effective the Releases of claims attached hereto as follows: Release 1, a copy of which is attached hereto as Exhibit A, within twenty-one (21) days of your receipt of this Agreement, and Release 2, a copy of which is attached hereto as Exhibit B within twenty one (21) days of the Separation Date.

7.                                      Equity Awards.  You have been granted three options to purchase an aggregate 420,704 shares of the Company’s common stock (the “Options”).  The first Option dated as of July 26, 2012 for 333,333 shares (the “First Option”) will be 43/48ths vested as of July 1, 2015. The second Option dated as February 24, 2014 for 66,371 shares (the “Second Option”) will be 16/48ths vested as of July 1, 2015.  The third Option dated as of February 23, 2015 for 21,000 shares (the “Third Option”) will not have vested as of July 1, 2015.  Except for Options vested as of the Separation Date, all remaining Options shall terminate effective as of the Separation Date.

The vested portion of your Options shall be exercisable for five (5) years from the Separation Date with respect to the vested options from the First Option and one (1) year from the Separation Date with respect to vested options from the Second Option.  You acknowledge and agree that as a result of the extension of exercisability described in the preceding sentence, certain vested options will cease to qualify as incentive stock options.

You have also received two grants of restricted stock units (the “RSU Awards”) covering an aggregate of 45,465 shares of the Company’s common stock.  The first RSU Award dated as of February 24, 2014 for 34,965 shares (the “First RSU Award”) will be 25% vested as of the Separation Date.  The second RSU Award dated as of February 23, 2015 for 10,500 shares (the “Second RSU Award”) will not be vested as of the Separation Date.

Subject to your compliance with the terms of this Agreement, including providing the Releases, the Company’s board of directors shall: (i) amend the terms of the First RSU Award such that an additional 25% shall become vested as of the Separation Date; and (ii) amend the terms of the Second RSU Award such that 25% shall become vested as of the Separation Date.  Except for RSUs vested as of the Separation Date, all remaining RSUs shall terminate effective as of the Separation Date.

8.                                      Benefit Plans.  Your participation in the Company’s health insurance plans will cease as of the last day of the month in which the Separation Date occurs (such date shall be referred to herein as the “Health Insurance Plan Termination Date”).  Thereafter, if you timely elect continued group health coverage through COBRA, the Company will pay to you, on the first day of each month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Cash Payment”), until the earlier of: (i) the date on which you and your eligible dependents are no longer enrolled in such COBRA coverage, and (ii) the date that is twelve (12) months from the Health Insurance Plan Termination Date.  In the event you become (i) covered under another employer’s group health plan, (ii) otherwise cease to be eligible for COBRA during the period provided in this section, or (iii) eligible to be covered under another employer’s group health plan after January 1, 2016, you must notify the Company of such event and the Company shall cease payment of the Special Cash Payments.

9.                                      Expenses.  Within five days from the Separation Date, you agree to submit a final expense reimbursement statement and required documentation reflecting all business expenses incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for expenses pursuant to its regular business practice and policies.

10.                               Employment Relationship.  Notwithstanding anything to the contrary contained herein, if your employment is terminated by the Company for “Cause”, your employment will immediately terminate and you will not be entitled to receive any of the benefits set forth in this Agreement. “Cause” shall mean “Cause” as defined in your offer letter dated November 14, 2011.

11.                               Communications.  You agree that you will refrain from making statements, written or verbal, which disparage the goodwill or reputation of the Company, its officers, board of directors and/or its products, services or business practices.  Similarly, provided that you perform your obligations under this Agreement, the Company agrees that its executive officers and board of directors who hold such positions as of the date of this Agreement will refrain from making statements, written or verbal, that disparage you or your business reputation.  Notwithstanding the foregoing, either party may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Upon execution of this Agreement, the parties will work together to develop a mutually agreeable communication plan and message regarding your departure from the Company and such plan will indicate that your departure was “by mutual agreement” (or similar words to that effect).  You agree and acknowledge that the foregoing shall not operate to impede disclosure obligations the Company may have with respect to your departure from the Company.

12.                               Withholding Taxes.  All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes.

13.                               Other Agreements.  Except as otherwise required by the terms of Paragraph 6 above, and as set forth below, this Agreement renders null and void all prior agreements between you and the Company relating to the subject matter of this Agreement and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement.  This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.  For the avoidance of doubt, you shall continue to be bound by and comply with the Confidential Information and Assignment Agreement (the “CIAA”) executed by you and such compliance is a condition precedent to your receipt of any and all benefits provided to you under this Agreement.

14.                               Confidentiality of Agreement.  You agree that you will not disclose to others the non-public terms of this Agreement, except that you may disclose such information to your family members, attorney or tax adviser if such individuals agree that they will not disclose to others the terms of this Agreement.

15.                               Severability.  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16.                               Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).  Any action arising out of this Agreement shall be brought in the state or federal courts located in the City of New York and both parties submit to the exclusive jurisdiction of any such court.

17.                               Execution.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

TREMOR VIDEO, INC.

By:	/s/ Adam Lichstein
Name: Adam Lichstein
Title: COO & General Counsel

I have read, understand and accept the terms of this Agreement.

/s/ Todd Sloan
Todd Sloan

Dated:	March 25, 2015

EXHIBIT A

RELEASE 1

FORM OF GENERAL RELEASE

1.                                      Consideration.  I understand that my position with Tremor Video, Inc. (the “Company”) will terminate effective July 1, 2015 unless terminated earlier pursuant to section 1 (the final date of termination the “Separation Date”).  The Company has agreed that if I choose to sign this General Release Agreement (“Release”), the Company will pay me certain severance benefits and provide other consideration pursuant to the terms of the agreement dated March 25, 2015 between myself and the Company (the “Agreement”), and any agreements incorporated therein by reference.  I understand that I am not entitled to such benefits or considerations unless I sign this Release, return it and do not revoke it as described herein.

2.                                      General Release.  In consideration for the Company’s agreement set forth in Section 4 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company, as co-employer, or their respective predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Human Rights Law, and all other laws and regulations relating to employment.  The Company waives and releases any claims against you, if any, known to the Company as of the date of this release.  However, this release covers only those claims that arose prior to the execution of this Agreement.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

3.                                      Exceptions.  I understand that I am not releasing any claim that cannot be waived under applicable state or federal law, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options.  I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company.  Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Department of Labor, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Agreement.  Nothing in this Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

4.                                      ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).  Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

5.                                      Representations.  I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Agreed:

TREMOR VIDEO, INC.	TODD SLOAN

By:

Date:	Date:

EXHIBIT B

RELEASE 2: To Be Signed No Earlier Than The Separation Date

FORM OF GENERAL RELEASE

1.                                      Consideration.  I understand that my position with Tremor Video, Inc. (the “Company”) terminated effective                 , 2015 (the “Separation Date”).  The Company has agreed that if I choose to sign this General Release Agreement (“Release”), the Company will pay me certain severance benefits and provide other consideration pursuant to the terms of the agreement dated March     , 2015 between myself and the Company (the “Agreement”), and any agreements incorporated therein by reference.  I understand that I am not entitled to such benefits or considerations unless I sign this Release, return it and do not revoke it as described herein.

2.                                      General Release.  In consideration for the Company’s agreement set forth in Section 4 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company, as co-employer, or their respective predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Human Rights Law, and all other laws and regulations relating to employment.  The Company waives and releases any claims against you, if any, known to the Company as of the date of this release.  However, this release covers only those claims that arose prior to the execution of this Agreement.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

3.                                      Exceptions.  I understand that I am not releasing any claim that cannot be waived under applicable state or federal law, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options.  I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company.  Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the Department of Labor, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Agreement.  Nothing in this Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

4.                                      ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).  Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

5.                                      Representations.  I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Agreed:

TREMOR VIDEO, INC.	TODD SLOAN

By:

Date:	Date: